Exhibit 10.4

GRANT SHERMAN

APPRAISAL REPORT B24814

VALUATION OF

INTELLECTUAL PROPERTY RIGHTS

MOXIAN INTELLECTUAL PROPERTY LIMITED

15 NOVEMBER 2014

GRANT SHERMAN

TABLE OF CONTENTS

APPRAISAL SUMMARY LETTER	1

INTRODUCTION	2

THE COMPANY	2

MOXIAN	2

THE IP RIGHTS	3

INDUSTRY OVERVIEW	4

BASIS OF VALUATION AND ASSUMPTIONS	6

VALUATION METHODOLOGY	8

THE IP RIGHTS	8
DISCOUNT RATE DEVELOPMENT	9
Small Capitalization Risk Premium	9
Specific Risk Premium	10
Intangible Asset Risk Premium	10

CONCLUSION	11

CERTIFICATION

NORMAL SERVICE CONDITIONS

GRANT SHERMAN

3 December 2014	Our Ref.: B24814

Inception Technology Group Inc

Unit No. 304

New East Ocean Centre

No. 9 Science Museum Road

T.S.T., Hong Kong

Attn.: Mr. Liew Kwong Yeow

Dear Sirs/Madams,

In accordance with your instructions, we have performed an appraisal of the fair value of a bundle of intellectual property rights (the "IP Rights") owned by Moxian Intellectual Property Limited (the "Target") which is a wholly owned subsidiary of Inception Technology Group Inc. (the "Company"), formerly known as Moxian Group Holdings Inc. The IP Rights are the principal assets of the Target and include seven registered trademarks, patented technologies, copyright of the Company's mascot "Moya" and domain name of littp://moxian.comr.

This letter identifies the property appraised, describes the basis of valuation and assumptions, explains the valuation methodology utilized, and presents our conclusion of value.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The purpose of this appraisal is to express an independent opinion of the fair value of the IP Rights as at 15 November 2014 (the "Appraisal Date"). It is our understanding that this appraisal will be used by the Company for accounting purposes only.

GRANT SHERMAN

Our Ref.: B24814

INTRODUCTION

The Company

The Company was incorporated in the State of Florida on 13 September 2011 with former name as Moxian Group Holdings, Inc. On 9 July 2014, the Company changed its corporate name to Inception Technolgy Group, Inc. It is a Hong Kong based company and is principally engaged in operating multi-channel social media platform and providing tailor-made online marketing services to assist clients in reaching and connecting to platform users.

On 19 February 2014, the Company entered into a license and acquisition agreement (the "Agreement") with Moxian China, Inc. (the "MOXC") to sell and transfer 100% of the equity interests of the Target to Moxian CN Group Limited, a wholly-owned subsidiary of MOXC. The Company has licensed the exclusive right to MOXC to use the IP Rights on Moxian (the -Moxian"), a social commerce platform, in the PRC, Hong Kong, Taiwan, Malaysia and other countries in which the IP Rights cover.

The Company in turn received USD I million as part of the Agreement and will receive USD 1 million as license maintenance royalty each year commencing from 2015 and 3% as earned royalty from the gross profit for distribution and sale of products and services of MOXC. The Company sold its Moxian platform as it plans to enter into a new industry while maintaining a stream of income from its prior business.

Moxian

Moxian is a multi-channel social commerce platform created by the Company, integrating social media features with entertainment and businesses into one single platform. While other major social network platforms usually focus on personal photo and video sharing, Moxian creates value and space for merchants to connect with millions of Moxian users that can accelerate business growth by promotion webpages, local event programs, location-based promotion information and mobile chat applications. It significantly facilitates an easy way for consumers and businesses to connect and interact with one another. It mainly operates in Malaysia and in the PRC, in which other social network platforms like Facebook are not prominent, it then can secure its market share and maintain users' loyalty with higher possibility.

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The IP Rights

The Company owns and controls the IP Rights through the Target, a new wholly-owned subsidiary incorporated under the laws of Samoa. The IP Rights do not have a finite useful life and the registration of the IP Rights can be renewed with insignificant costs.

A summary of IP Rights is listed as follows:

Trademarks

Type	Marks	Application No.	Country	Status
Trademark		85931344	United States of America	Pending
Trademark		302534274	Hong Kong	Approved
Trademark		13460714	China	Pending
Trademark		13460852	China	Pending
Trademark		10624504	China	Pending transfer to Moxian Technologies Shenzhen Co. Ltd
Trademark	☐ ☐	13461178	China	Pending
Trademark		10624435	China	Pending transfer to Moxian Technologies Shenzhen CO. Ltd

Patent

The application to patent the technologies of the Moxian platform has been submitted in the PRC on 27 December 2013.

Copyright

The Company also submitted the application of copyright for its mascot, "Moya". Moya is a mascot representing Moxian.

Domain Name

The Company granted MOXC the license to use its domain: http://moxian.com/.

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INDUSTRY OVERVIEW Global Ecommerce Market

The global market for e-commerce is large and growing, offering enormous growth potential for this promising industry. Increased interne penetration and usage, improved payment options and gateways, and proliferation of smartphones continue to drive this dynamic market. Additionally, social networking platforms such as Facebook, Twitter, Orkut, and Google Plus have opened a new channel for online retailers to promote and raise awareness for their products. Social commerce platform with unique features that combines e-commerce with social media is at a distinct advantage over conventional e-tailers that rely on social media for promoting their products in the distant future.

Global business-to-consumer (B2C) e-commerce sales are forecasted to register a robust 20% growth in 2014 to USD 1.5 trillion, driven by growth in emerging markets, according to a latest report from market research firm eMarketer. The PRC leads the emerging market growth at 64% for 2014, twice that of 31.5% of India and way ahead of other emerging markets such as 19% of Brazil and 17% of Russia. eMarketer notes that the PRC will take in more than six of every 10 dollars spent on ecommerce in the Asia-Pacific for 2014 and nearly three quarters of regional spending by 2017. Currently the PRC is only second to the United States, but by 2016, the country will overtake the United States in ecommerce spending.

According to McKinsey & Company, in 2012, the e-tail market in The PRC was around USD 210 billion or nearly 5-6% of total retail sales in 2012. McKinsey forecasts there is annual growth rate of 15-20% through 2020 generating USD 420 billion in e-tailing.

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BASIS OF VALUATION AND ASSUMPTIONS

We have appraised the IP Rights on the basis of fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Our investigation included discussions with the management of the Company (the "Management") concerning the history and nature of the business, operations and prospects of the Target and a review of the financial projections (the "Projections"), unaudited management accounts as well as other records and documents furnished by the Management. The historical data has been utilized without further verification as correctly representing the results of the operations and the financial condition of the enterprise. In addition, a study of market conditions and an analysis of published information concerning the industry were used to evaluate the Target's past performances and to assess its ability and capacity to generate future investment returns. Before arriving at our opinion of values, we have considered some principal factors that include, but are not limited to, the following:

●	Nature of the business and the history of the Target from its inception;

●	Economic outlook in general and the condition and outlook of the specific industry in particular;

●	The earning capacity of the Target and the IP Rights;

●	The past operating results of the Target;

●	The business and financial risks of the Target;

●	The Management's policies and strategies for the future;

●	The reputation of the IP Rights, including the Management;

●	The extent, condition, utility and capacity of the facilities and equipment utilized by the business;

●	The potential of the markets served;

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●	Investment market's attitude toward securities with similar characteristics, as measured by market performance, and alternative investment opportunities available to an investor; and

●	The Projections.

Due to the changing environment in which the Target and the IP Rights are operating, a number of assumptions have to be established in order to sufficiently support our concluded value. The major assumptions adopted in this appraisal are:

●	There will be no material changes in the existing political, legal, fiscal and economic conditions in the PRC in which the Target carries on its business;

●	Interest rates will not differ materially from those presently prevailing;

●	There will be no material changes in the current taxation law in the PRC and the rates of tax payable will remain unchanged and that all applicable laws and regulations will be complied with;

●	The Projections have been prepared on a reasonable and going concern basis, reflecting estimates which have been arrived at after due and careful consideration by the Management;

●	The availability of finance will not be a constraint on the forecasted growth of the Target;

●	The industry trends and market conditions of related industries will not deviate significantly from economic forecasts.

●	The IP Rights are closely related and complement each other to generate the revenue stream for the Target;

●	The IP Rights is assumed to have an expected economic life of 10 years.

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For the purpose of this valuation, we were furnished with projected financial information, and records and documents by the Management. We have reviewed and examined the said information and have no reason to doubt the authenticity and accuracy of the information contained therein. We have also consulted sources of financial and business information to supplement the information provided by the Management. In arriving at our opinion of value, we have relied to a very considerable extent upon such data, records, documents, financial and business information from other sources, as well as a number of assumptions that are subjective and uncertain in nature. Any variation to these assumptions could seriously affect the fair value of the appraised asset.

VALUATION METHODOLOGY

The IP Rights

In our appraisal of the IP Rights, we were furnished by the Management for the purpose of this appraisal, financial projections as well as other relevant records and documents. In arriving at our opinion of value, we have relied upon the projections, records and documents, as well as financial and business information from other sources.

To develop our opinion of value for the IP Rights, we have considered the three generally accepted approaches to value: the cost approach, the market approach and the income approach. While each of these approaches are considered, the nature and characteristics of the IP Rights will indicate which approach, or approaches, are most applicable. Moreover, we have considered a number of alternative valuation methods which are relief-from-royalty method, excess earnings method and premium profits method for this valuation. We have concluded that the most appropriate method for valuing the IP Rights in this appraisal is the relief-from-royalty method within the income approach.

Under the relief-from-royalty method, an asset is valued based upon the incremental after tax cash flow accruing to the owner by virtue of the fact that the owner does not have to pay a fair royalty to a third party for the use of that asset. Accordingly, the Target's earnings, equal to the after-tax royalty that would have been paid for use of the IP Rights, can be attributed to the IP Rights. The value of the IP Rights depends on the present worth of future after-tax royalties derived from ownership. Thus, indication of value is developed by discounting future after-tax royalties attributable to the IP Rights to their present worth at market-derived rate of return appropriate for the risks of the IP Rights.

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We have considered various alternatives in determination of the fair royalty rate for the IP Rights. The best evidence is to inquire whether the Target, as owner of the IP Rights, has granted any arm's length licence(s) to other companies to use the IP Rights. With reference to the Agreement, we adopt a royalty rate of 3% of net profit and annual fee of USD 1 million for the valuation of the IP Rights as at the Appraisal Date.

Discount rate development

A discount rate represents the total expected rate of return that an investor would demand on the purchase price of an ownership interest in an asset given the level of risk inherent in that ownership interest. When developing a discount rate to apply to the cash flow streams attributable to the IP Rights, the discount rate is the weighted average cost of capital (the "WACC"). WACC is the weighted sum of cost of equity and after tax cost of debt. The cost of equity is the expected rate of return that an investor would demand for investing in the equity interest in a business enterprise given the risks of the investment. The cost of equity is developed through the application of the Capital Asset Pricing Model ("CAPM").

The CAPM states that an investor requires excess returns to compensate for any risk that is correlated to the risk in the return from the stock market as a whole but requires no excess return for other risks. Risks that are correlated with the return from the stock market are referred to as systematic and measured by a parameter called beta, whereas other risks are referred to as nonsystematic. Under the CAPM, the appropriate rate of return is the sum of the risk-free return and the equity risk premium required by investors to compensate for the systematic risk assumed with the adjustment for increments for risk differentials of the subject company being valued versus those of the comparative companies, which include risk adjustments for size (the "Small Capitalization Risk Premium") and other risk factors in relation to the comparative companies.

Small Capitalization Risk Premium

Small capitalization risk premium is the excess return that an investor would demand in order to compensate for the additional risk over that of the entire stock market when investing in a small size company. This premium reflects the fact that the cost of capital increases with decreasing size of the company. A number of studies were conducted in the U.S. which concludes that the risk premium associated with a small company is over and above the amount that would be warranted just as a result of the company's systematic risk derived from the CAPM. We concluded that a small capitalization risk premium of 5.99% is appropriate for the IP Rights as at the Appraisal Date.

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Specific Risk Premium

The specific risk associated with the IP Rights is the business risk arising from the uncertainty of the profitability of the business related to the IP Rights. Moxian platform is a unique social commerce platform that focuses on accelerating growth of new e-commerce industry. To reflect this specific business risk associated with the IP Rights, we have added an additional risk premium of 2.00% in developing the discount rate.

Intangible Asset Risk Premium

Intangible assets are considered to be the highest risk asset components of an overall business enterprise. These assets may have little, if any, liquidity, and poor versatility for redeployment elsewhere in the business. This increases their risk. A higher rate of return on these assets therefore is required. In this appraisal, we adopted an intangible asset risk premium of 3.00%, resulting in an aggregate discount rate of 25.89%, to reflect the additional risk for valuing the IP Rights.

The readers of this report should carefully consider the nature of the Target's business and the risks associated. This valuation is based on numerous assumptions which are inherently subject to significant economic uncertainties beyond the Management's control.

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CONCLUSION

Based upon the investigation and analysis outlined above and on the appraisal method employed, it is our opinion that the fair values of the IP Rights as at 15 November 2014 are reasonably stated by the amounts of UNITED STATES DOLLARS SIX MILLION SEVEN HUNDRED AND EIGHTY TWO THOUSAND (USD6,782,000) only.

This conclusion of value was based on generally accepted valuation procedures and practices that rely extensively on the use of numerous assumptions and the consideration of many uncertainties, not all of which can be easily quantified or ascertained.

We hereby certify that we have neither present nor prospective interests in the Company, the Target, MOXC, their subsidiaries, the IP Rights or the value reported.

Respectfully submitted,

For and on behalf of

GRANT SHERMAN APPRAISAL LIMITED

/s/ Keith C.C. Yan	/s/ Kelvin C.H. Chan
Keith C.C. Yan, ASA	Kelvin C.H. Chan, FCCA, CFA
Managing Director	Director

Note:	Mr. Keith C.C. Yan is an Accredited Senior Appraiser (Business Valuation/Intangible Asset) and he has been conducting business valuation of various industries and intangible assets valuation in Hong Kong, the PRC and the Asian region for various purposes since 1988. Mr. Kelvin C.H. Chan is a CFA Charterholder and a fellow member of the Association of Chartered Certified Accountants. He has been working in the financial industry since 1996, with experiences covering the area of corporate banking, equity analysis and business valuation.

Investigation and report by:
Keith C.C. Yan, ASA

Kelvin C.H. Chan, FCCA, CFA
Derek T.Y. Wong, CFA, FRM
Keith Y.K. Lui

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CERTIFICATION

I certify that, to the best of my knowledge and belief:

-	The statements of fact contained in this report are true and correct.

-	The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limited conditions and are my personal, impartial, and unbiased professional analyses. opinions, and conclusions.

-	I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest with respect to the parties involved.

-	I have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

-	My engagement in this assignment was not contingent upon developing or reporting predetermined results.

-	My compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

-	My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

-	Anyone provided significant assistance to the person signing this certification is identified in the report.

/s/ Keith C.C. Yan
Keith C.C. Yan, ASA

GRANT SHERMAN

CERTIFICATION

I certify that, to the best of my knowledge and belief:

-	The statements of fact contained in this report are true and correct.

-	The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limited conditions and are my personal, impartial, and unbiased professional analyses, opinions, and conclusions.

-	I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest with respect to the parties involved.

-	I have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

-	My engagement in this assignment was not contingent upon developing or reporting predetermined results.

-	My compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

-	My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

-	Anyone provided significant assistance to the person signing this certification is identified in the report.

/s/ Kelvin C.H. Chan
Kelvin C.H. Chan, FCCA, CFA

GRANT SHERMAN

CERTIFICATION

I certify that, to the best of my knowledge and belief:

-	The statements of fact contained in this report are true and correct.

-	The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limited conditions and are my personal, impartial, and unbiased professional analyses, opinions, and conclusions.

-	I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest with respect to the parties involved.

-	I have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

-	My engagement in this assignment was not contingent upon developing or reporting predetermined results.

-	My compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

-	My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

-	Anyone provided significant assistance to the person signing this certification is identified in the report.

/s/ Derek T.Y. Wong
Derek T.Y. Wong, CFA, FRM

GRANT SHERMAN

CERTIFICATION

I certify that, to the best of my knowledge and belief:

-	The statements of fact contained in this report are true and correct.

-	The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limited conditions and are my personal, impartial, and unbiased professional analyses, opinions, and conclusions.

-	I have no (or the specified) present or prospective interest in the property that is the subject of this report, and I have no (or the specified) personal interest with respect to the parties involved.

-	I have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

-	My engagement in this assignment was not contingent upon developing or reporting predetermined results.

-	My compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

-	My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

-	Anyone provided significant assistance to the person signing this certification is identified in the report.

/s/ Keith Y.K. Lui
Keith Y.K. Lui

GRANT SHERMAN

NORMAL SERVICE CONDITIONS

The services provided by Grant Sherman Appraisal Limited will be performed in accordance with professional standards. We assume, without independent verification, the accuracy of all data provided to us. Our report is to be used for the specific purposes stated herein and any other use is invalid. No one should rely on our report as a substitute for their own due diligence. No reference to our name or our report, in whole or in part, in any document you prepare or distribute to third parties may be made without our written consent. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

We have not investigated the legal title to or any liabilities against the property appraised. Any legal document disclosed is for reference only and no responsibility is assumed for any legal matters concerning the property appraised. We will not assume any responsibility for any misinterpretation of the legal documents. We are not legal experts; therefore, we are unable to ascertain and comment on the title and to report any encumbrances that may be registered against the property appraised.

You agree to indemnify and hold us harmless against and from any and all losses. claims, actions, damages, expenses, or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement. You will not be liable for our negligence. In the event we are subject to any liability in connection with this engagement, such liability will be limited to the amount of fees we received for this engagement.

We reserve the right to include your company name in our client list, but we will maintain the confidentiality of all conversations, documents provided to us, and the contents of our reports, subject to legal or administrative process or proceedings.

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